UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 6, 2015

EDGEWELL PERSONAL CARE COMPANY

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employee Identification Number)

1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017

(Address of Principal Executive Offices, Including Zip Code)

314-594-1900

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Compensation

On July 6, 2015, the Nominating and Executive Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Edgewell Personal Care Company (the “Company”) and the Board adopted certain decisions relating to the compensation of the executive officers of the Company, including Ward M. Klein, Executive Chairman, David P. Hatfield, President and Chief Executive Officer, Sandra J. Sheldon, Chief Financial Officer, and Elizabeth E. Dreyer, Vice President, Controller and Chief Accounting Officer.

Base Salaries

Effective as of July 6, 2015, the Committee and the Board approved the base salaries of Mr. Klein - $850,000 and Mr. Hatfield - $900,000, and the Committee approved the base salaries of Ms. Sheldon - $500,000 and Ms. Dreyer - $300,000.

Executive Bonus Plan

At its July 6, 2015 meeting, the Committee approved an interim period cash bonus program (the “Interim Program”) under the Company’s shareholder-approved executive officer bonus plan (the “Bonus Plan”), including for Mr. Hatfield, Ms. Sheldon and Ms. Dreyer. The Board reviewed and ratified Mr. Hatfield’s participation in the Program. The Bonus Plan was approved at the Company’s 2011 annual meeting of shareholders and described in its proxy statement dated December 10, 2010.

The short duration of this program, for the period from July 1, 2015 through September 30, 2015 (the “Interim Period”), reflects the period from completion of the Company’s spin-off of its former Household Products business, now known as Energizer Holdings, Inc. (the “Spin-Off”), to the end of the Company’s fiscal year. The bonus program for the period from October 1, 2014 through June 30, 2015 was previously approved by the Committee on November 3, 2014, and the performance bonuses, if any, for the Company’s executive officers for that period will be paid by the Company in November 2015 subject to the terms of the plan, which included metrics for (i) adjusted earnings per share, (ii) operating profit and (iii) restructuring savings.

The Interim Program will offer potential payouts to executive officers, including Mr. Hatfield, Ms. Sheldon and Ms. Dreyer, expressed as a percentage of the individual’s bonus target, which is a percentage of the individual’s base salary. Due to the fact that the Interim Program only relates to the Interim Period, bonus amounts will be limited to the bonus target as a percentage of the individual’s base salary during the Interim Period. The individual bonus targets were set as follows: Mr. Hatfield – 110%, Ms. Sheldon – 75% and Ms. Dreyer – 50%. Payouts will range from 35% of bonus target if threshold performance is achieved, to 100% at target performance and a maximum of 200% at stretch performance.

The Interim Program payouts are based on the achievement by the Company during the Interim Period of operating profit, defined as net earnings plus taxes and interest expense, as may be adjusted to account for certain specified unusual or extraordinary items as permitted under the Bonus Plan. The targets for the Interim Period were chosen based on fulfilling the Company’s business plan for fiscal 2015. Performance bonuses, if any, for the Company’s executive officers for the Interim Program will be paid by the Company in November 2015, subject to the terms of the plan.

At its July 6, 2015 meeting, the Committee and the Board approved a cash bonus program under the Bonus Plan for Mr. Klein. Mr. Klein’s bonus program will run for the period from July 6, 2015 through July 5, 2016. Mr. Klein’s program will offer a maximum potential bonus payout of 175% of Mr. Klein’s base salary. The performance metrics underlying the bonus program for Mr. Klein remain under consideration by the Board.

Equity Awards

At its July 6, 2015 meeting, the Committee and the Board approved awards of time-based restricted stock equivalents (“RSEs”) and non-qualified stock options (“Options”) under the Company’s Second Amended and Restated 2009 Incentive Stock Plan to certain employees of the Company, including Mr. Klein, Mr. Hatfield, Ms. Sheldon and Ms. Dreyer, in the amounts set forth below.

Mr. Hatfield, Ms. Sheldon and Ms. Dreyer received two types of award: one in consideration of their efforts with regard to the Spin-Off and the subsequent launch of the Company as a stand-alone entity, and one reflecting an annual equity grant. Mr. Klein received only an RSE grant in an amount equal to those granted to the Company’s independent directors.

Name	Spin RSE Grant	Annual RSE Grant	Spin Option Grant	Annual Option Grant
Ward M. Klein	2,002	0	0	0
David P. Hatfield	22,016	14,010	83,420	41,710
Sandra J. Sheldon	9,007	4,003	31,283	13,903
Elizabeth E. Dreyer	2,502	1,001	8,689	3,476

The Committee and the Board believe that these awards are important to reflect (i) the significantly greater workload these executives have taken on given their new roles and the work generated by the Spin-Off and establishing the Company as a stand-alone entity, (ii) retention through the uncertainty and volatility expected in the initial post-Spin-Off period and (iii) the creation of a strong alignment with shareholder interests going forward. The Committee and the Board decided to make annual equity grants at this time, rather than following completion of the fiscal year as has been its regular practice, as a means to achieve retention through the uncertainty and volatility expected in the initial post-Spin-Off period.

The RSEs were valued using the five-day volume-weighted average price of the Company’s common stock following the Spin-Off and were granted on July 8, 2015. The Options were granted on July 6, 2015. The material terms of the awards granted to the executive officers are as follows:

As of the date of the award, recipients will be credited with RSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the RSEs for each of Mr. Hatfield, Ms. Sheldon and Ms. Dreyer will occur ratably on each of the first three anniversaries of the date of grant. Vesting of the RSEs for Mr. Klein will occur on the third anniversary of the date of grant. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

The stock options have an exercise price equal to $100.68 per share, which was the closing price of a share of the Company’s Common Stock on the date of grant. One-third of the options will vest annually on each of the first three anniversaries of the grant date and remain exercisable for a ten-year term.

Unvested awards will vest upon a recipient’s death, disability or a change of control of the Company (as defined), subject to certain conditions and limitations. Subject to certain exceptions, any portion of the awards that are not vested will be forfeited upon: (i) the recipient’s termination of employment (other than as specified above), or (ii) a determination by the Committee that the recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of certain covenants in the award agreement, generally relating to confidentiality, non-solicitation, non-disparagement and non-competition. A pro rata portion of the awards will also vest upon voluntary termination of employment at least one year after the grant date by a recipient who reaches age 55 and has more than ten years of service.

Under the award agreements, each recipient is bound by covenants generally relating to confidentiality, non-solicitation, non-disparagement and non-competition, including following termination of employment (for one year in the case of non-competition and two years in the case of non-solicitation).

The description of the RSE and Option awards set forth herein is a summary only and is qualified in its entirety by the full text of the forms of the Restricted Stock Equivalent Award Agreement and Non-Qualified Stock Option Agreement, copies of which are listed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Change of Control Employment Agreements

At its July 6, 2015 meeting, the Committee approved the entry into Change of Control Agreements (the “Agreements”) with Ms. Sheldon and Ms. Dreyer. The Agreements provide (i) security for key individuals who would be involved in the Company’s response to a hostile takeover or negotiation of a change of control and (ii) continuity in the management and direction of the Company’s businesses and operations during the periods before and after a change of control.

The Agreements have terms that continue through May 1, 2017, subject to an annual automatic extension of their terms for an additional year commencing May 1, 2016 and each May 1 thereafter, subject to a 90-day notice of termination prior to the annual renewal date of May 1. If a change in control occurs, the Agreements are automatically extended for two years beyond the month in which it occurred. The Agreement provides that the officer will receive severance compensation in the event of certain termination events (as provided in the agreement) within two years following a “change in control” of the Company, other than termination for “cause,” death, “retirement” or “disability” or by the executive other than for “good reason,” as such terms are defined in the Agreement.

Under the Agreement, upon a change of control, each officer will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control. If the officer is terminated under the termination events defined in the Agreement within two years of the change of control, the benefits under the Agreement consist of:

•	Accelerated vesting of all unvested equity awards, including performance awards;

•	Payment of base salary through the termination date, plus a pro rata portion of the officer’s target annual bonus for the year of termination (to the extent not otherwise paid);

•	A payment equal to a twice the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), as well as continued availability of perquisites and fringe benefits received prior to termination;

•	Full vesting under any retirement plan, with 24 months of additional service credited; and

•	Continued coverage under health, vision, dental, life insurance and long-term disability benefits for 24 months following termination plus any taxes payable by the officer with respect to such benefits.

Such benefits are subject to reduction under certain circumstances to the extent necessary to avoid certain federal excise taxes.

Following termination of employment, each officer is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality.

The description of the form of Agreement set forth herein is a summary only and is qualified in its entirety by the full text of the form of Change of Control Agreement, a copy of which is listed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Equivalent Award Agreement

10.2	Form of Non-Qualified Stock Option Agreement

10.3	Form of Change of Control Agreement with Ms. Sheldon and Ms. Dreyer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EDGEWELL PERSONAL CARE COMPANY.

	By:	/s/ Sandra J. Sheldon
Sandra J. Sheldon
Chief Financial Officer

Dated: July 10, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Equivalent Award Agreement

10.2	Form of Non-Qualified Stock Option Agreement

10.3	Form of Change of Control Agreement with Ms. Sheldon and Ms. Dreyer